                                Exhibit 10.28





                                CREDIT AGREEMENT

                                     BETWEEN

                  EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

                                      and

                                 SEAFIRST BANK

                               TABLE OF CONTENTS

                                    ARTICLE 1
                   Definitions...........................          1
1.1           Adjusted LIBOR Rate........................          1
1.2           Advances...................................          1
1.3           Assessment Rate............................          1
1.4           Available Amounts..........................          1
1.5           Business Day...............................          1
1.6           Commencement Date..........................          1
1.7           Credit Limit...............................          1
1.8           Current Assets.............................          2
1.9           Current Liabilities........................          2
1.10          Debt.......................................          2
1.11          ERISA......................................          2
1.12          Fixed Rate.................................          2
1.13          Fixed Rate Loans...........................          2
1.14          Floating Rate Loans........................          2
1.15          GAAP.......................................          2
1.16          Ineligible Securities......................          2
1.17          Interest Payment Dates.....................          2
1.18          Interest Period............................          2
1.19          LIBOR Rate.................................          2
1.20          LIBOR Rate Loans...........................          2
1.21          Loan Documents.............................          2
1.22          London Banking Day.........................          3
1.23          Obligations................................          3
1.24          Person.....................................          3
1.25          Plan.......................................          3
1.26          Quoted Rate................................          3
1.27          Quoted Rate Loans..........................          3
1.28          Reference Rate.............................          3
1.29          Reserve Adjustment.........................          3
1.30          Tangible Net Worth.........................          3
1.31          Termination Date...........................          3

                                    ARTICLE 2
                    Revolving Loan.......................          4
2.1           Revolving Loan Facility....................          4
2.2           Revolving Note.............................          4
2.3           Procedure for Advances.....................          4
2.4           Facility Fee...............................          4

                                    ARTICLE 3
                    Interest Rate Options................          4
3.1           Interest Rates and Payment Date............          4
3.2           Procedure..................................          4
3.3           Option Restrictions........................          4
3.4           Prepayments................................          4
3.5           Reversion to Floating......................          4
3.6           Inability to Participate in Market.........          5
3.7           Costs......................................          5
3.8           Basis of Quotes............................          5

                                       5

S>
                                    ARTICLE 4
                    Conditions of Lending................          5
4.1           Authorization..............................          5
4.2           Documentation..............................          5
4.3           Proof of Insurance.........................          5
4.4           Representations and Warranties.............          5
4.5           Compliance.................................          5

                                    ARTICLE 5
                    Representations and Warranties.......          6
5.1           Existence..................................          6
5.2           Enforceability.............................          6
5.3           No Legal Bar...............................          6
5.4           Financial Information......................          6
5.5           Liens and Encumbrances.....................          6
5.6           Litigation.................................          6
5.7           Payment of Taxes...........................          6
5.8           Employee Benefit Plan......................          6
5.9           Misrepresentations.........................          7
5.10          No Default.................................          7
5.11          No Burdensome Restrictions.................          7

                                    ARTICLE 6
                    Affirmative Covenants................          7
6.1           Use of Proceeds............................          7
6.2           Tangible Net Worth.........................          7
6.3           Current Ratio..............................          7
6.4           Debt Ratio.................................          7
6.5           Financial Information......................          7
6.6           Maintenance of Existence...................          8
6.7           Books and Records..........................          8
6.8           Notice of Events...........................          8
6.9           Payment of Debts and Taxes.................          8
6.10          Insurance..................................          9

                                    ARTICLE 7
                    Negative Covenants...................          9
7.1           Liens and Encumbrances.....................          9
7.2           Disposition of Assets......................          9
7.3           Mergers....................................          9
7.4           Capital Structure..........................          9
7.5           Wage and Hour Laws.........................          9
7.6           ERISA......................................          9
7.7           Dissolution................................          9
7.8           Business Activities........................          9

                                    ARTICLE 8
                    Events and Consequences of Default...         10
8.1           Events of Default..........................         10
8.2           Remedies Upon Default......................         11
8.3           Alleged Default by Bank....................         11

                                       6

                                    ARTICLE 9
                    Miscellaneous........................         11
9.1           Manner of Payments.........................         11
9.2           Notices....................................         12
9.3           Collection Expenses........................         12
9.4           Waiver.....................................         12
9.5           Assignment.................................         12
9.6           Merger.....................................         12
9.7           Amendments.................................         12
9.8           Mandatory Arbitration......................         13
9.9           Construction...............................         13

EXHIBITS:

EXHIBIT A--FORM OF REVOLVING NOTE
EXHIBIT B--FORM OF CFO CERTIFICATE

                                CREDIT AGREEMENT

    THIS CREDIT AGREEMENT ("Agreement") is made between Expeditors International of Washington, Inc., a Washington corporation ("Borrower"), and Bank of America National Trust and Savings Association, a national banking association, doing business as Seafirst Bank (including its successors and/or assigns, "Bank"), and supersedes the Credit Agreement dated June 6, 1994, between Borrower and Bank's predecessor in interest, Seattle-First National Bank. The parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

        All terms defined below shall have the meaning indicated. All references in this Agreement to:

        (a) 'dollars" or "$" shall mean U.S. dollars;

        (b) 'Article," "Section," or "Subsection" shall mean articles, sections, and subsections of this Agreement, unless otherwise indicated;

        (c) terms defined in the Washington version of the Uniform Commercial Code, R.C.W. Section62A.9-101, et seq. ("UCC"), and not otherwise defined in this Agreement, shall have the meaning given in the UCC; and

        (d) an accounting term not otherwise defined in this Agreement shall have the meaning assigned to it under GAAP.

    1.1 ADJUSTED LIBOR RATE shall mean for any day that per annum rate equal to the sum of (a) a margin of 0.75%, (b) the Assessment Rate, and (c) the quotient of (i) the LIBOR Rate as determined for such day, divided by
(ii) the Reserve Adjustment. The Adjusted LIBOR Rate shall change with any change in the LIBOR Rate on the first day of each Interest Period and on the effective date of any change in the Assessment Rate or Reserve Adjustment.

    1.2 ADVANCES shall mean the disbursement of loan proceeds under the Revolving Loan. An Advance shall not constitute a "payment order" under R.C.W. Section62A.4A-103.

    1.3 ASSESSMENT RATE shall mean as of any day the minimum annual percentage rate established by the Federal Deposit Insurance Corporation (or any successor) for the assessment due from members of the Bank Insurance Fund (or any successor) in effect for the assessment period during which said day occurs based on deposits maintained at such members' offices located outside of the United States.

    1.4 AVAILABLE AMOUNTS shall mean at any time the amount of the Credit Limit minus the unpaid balance of the Revolving Note.

    1.5 BUSINESS DAY shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington, are authorized or required by law to close.

    1.6 COMMENCEMENT DATE shall mean the first day of any Interest Period as requested by Borrower.

    1.7  CREDIT LIMIT  shall mean $30,000,000.

    1.8 CURRENT ASSETS shall mean all consolidated assets of Borrower, on a GAAP basis, which may be properly classified as current assets in accordance with GAAP; provided, that short-term investments shall be valued at cost or market, whichever is less.

    1.9 CURRENT LIABILITIES shall mean all consolidated indebtedness of Borrower, on a GAAP basis, maturing on demand or within a period of one year from the date when Borrower's current liabilities are determined and which may be properly classified as current liabilities in accordance with GAAP.

    1.10 DEBT shall mean total liabilities, on a GAAP basis, included in the liability section of a balance sheet of Borrower.

    1.11 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.12  FIXED RATE  shall mean the Quoted Rate or the Adjusted LIBOR Rate.

    1.13  FIXED RATE LOANS  shall mean Quoted Rate Loans and LIBOR Rate Loans.

    1.14 FLOATING RATE LOANS shall mean those portions of principal of the Revolving Note accruing interest at the Reference Rate.

    1.15 GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States and as consistently applied by Borrower.

    1.16 INELIGIBLE SECURITIES shall mean securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. Section24, Seventh), as amended.

    1.17 INTEREST PAYMENT DATES shall mean the last Business Day of each month as to each Floating Rate Loan and the last day of each Interest Period as to each Fixed Rate Loan, and upon maturity, including upon maturity by acceleration.

    1.18 INTEREST PERIOD shall mean the period commencing on the date of any Advance at, or conversion to, a Fixed Rate and ending on any date thereafter as selected by Borrower, subject to the restrictions of Section
3.3. If any Interest Period would end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day.

    1.19 LIBOR RATE shall mean for any Interest Period the per annum rate, calculated on the basis of actual number of days elapsed over a year of 360 days, for U.S. Dollar deposits for a period equal to the Interest Period appearing on the display designated as "Page 3750" on the Telerate Service (or such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m., London time, on the day which is two London Banking Days prior to the first day of the Interest Period. If there is no period equal to the Interest Period on the display, the LIBOR Rate shall be determined by straight-line interpolation to the nearest month (or week or day if expressed in weeks or days) corresponding to the Interest Period between the two nearest neighboring periods on the display.

    1.20 LIBOR RATE LOANS shall mean those portions of principal of the Revolving Note accruing interest at the Adjusted LIBOR Rate.

    1.21 LOAN DOCUMENTS shall mean collectively this Agreement, the Revolving Note, and all other documents, instruments, and agreements now or later executed in connection with this Agreement.

    1.22 LONDON BANKING DAY shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in London, England, are authorized or required by law to close.

    1.23 OBLIGATIONS shall mean the Revolving Note, and all fees, costs, expenses, and indemnifications due to Bank under this Agreement.

    1.24 PERSON shall mean any individual, partnership, corporation, business trust, unincorporated organization, joint venture, or any governmental entity, department, agency, or political subdivision.

    1.25 PLAN shall mean any employee benefit plan or other plan maintained for Borrower's employees and covered by Title IV of ERISA, excluding any plan created or operated by or for any labor union.

    1.26 QUOTED RATE shall mean that per annum fixed rate quoted by Bank and accepted by Borrower as the applicable rate for the Interest Period commencing on the Business Day and of the duration specified by Borrower in its request to Bank for a fixed rate quote.

    1.27 QUOTED RATE LOANS shall mean those portions of principal of the Revolving Note accruing interest at the Quoted Rate.

    1.28 REFERENCE RATE shall mean the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its "Reference Rate." The Reference Rate is set based on various factors, including Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

    1.29 RESERVE ADJUSTMENT shall mean as of any day the remainder of one minus that percentage (expressed as a decimal) which is the highest of any such percentages established by the Board of Governors of the Federal Reserve System (or any successor) for required reserves (including any emergency, marginal, or supplemental reserve requirement) regardless of the aggregate amount of deposits with said member bank and without benefit of any possible credit, proration, exemptions, or offsets for time deposits established at offices of member banks located outside of the United States or for eurocurrency liabilities, if any.

    1.30 TANGIBLE NET WORTH shall mean the excess of total assets over total liabilities, excluding, however, from the determination of total assets
(a) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges, including unamortized debt discount and research and development costs), (b) treasury stock, (c) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence, or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with Borrower's business, and (e) any revaluation or other write-up in book value of assets subsequent to the fiscal year of Borrower last ended at the date Tangible Net Worth is being measured.

    1.31 TERMINATION DATE shall mean March 30, 1998, or such earlier date upon which Bank's commitment to lend is terminated pursuant to Subsection 8.2(a).

                                    ARTICLE 2
                                  REVOLVING LOAN

    2.1 REVOLVING LOAN FACILITY. Subject to the terms and conditions of this Agreement, Bank shall make Advances to Borrower from time to time, until the Termination Date ("Revolving Loan"), with the aggregate principal amount at any one time outstanding not to exceed the Credit Limit. Borrower may use the Revolving Loan by borrowing, prepaying, and reborrowing the Available Amounts, in whole or in part.

    2.2 REVOLVING NOTE. The obligation of Borrower to repay the Revolving Loan shall be evidenced by a promissory note (including all renewals, modifications, and extensions thereof, the "Revolving Note") made by Borrower to the order of Bank, and shall bear interest as provided in Article 3. The Revolving Note shall be unsecured and shall be in substantially the same form as Exhibit A attached.

    2.3 PROCEDURE FOR ADVANCES. Borrower may borrow under the Revolving Loan on any Business Day. Borrower shall give Bank irrevocable notice (written or oral) specifying the amount to be borrowed and the requested borrowing date. Bank must receive such notice on or before 11:30 a.m., Seattle time, on the day borrowing is requested. All Advances shall be discretionary to the extent notification by Borrower is given subsequent to that time.

    2.4 FACILITY FEE. On the last Business Day of each quarter, beginning June 30, 1997, Borrower shall pay to Bank in arrears a commitment fee equal to 0.1875% per annum of the difference between the Credit Limit and the daily outstanding principal balance of the Revolving Note.

                                    ARTICLE 3
                              INTEREST RATE OPTIONS

    3.1 INTEREST RATES AND PAYMENT DATE. The Revolving Note shall bear interest from the date of Advance on the unpaid principal balance outstanding from time to time at the Reference Rate or Fixed Rate as selected by Borrower and all accrued interest shall be payable in arrears on each Interest Payment Date.

    3.2 PROCEDURE. Borrower may, before 9:30 a.m. on any Commencement Date, request Bank to give a Quoted Rate quote for a specified loan amount and Interest Period or, on any London Banking Day two London Banking Days before a Commencement Date, request Bank to give an Adjusted LIBOR Rate quote for a specified loan amount and Interest Period. Bank will then quote to Borrower the available Quoted Rate or Adjusted LIBOR Rate. Borrower shall have two hours from the time of the quote to elect a Fixed Rate by giving Bank irrevocable notice of such election.

    3.3 OPTION RESTRICTIONS. Each Interest Period shall be one, two, three, six or 12 months for LIBOR Rate Loans, and from overnight to 30 days for Quoted Rate Loans. In no event shall an Interest Period extend beyond the Termination Date. The minimum amount of a Fixed Rate Loan shall be $1,000,000.

    3.4 PREPAYMENTS. If Borrower prepays all or any portion of a Fixed Rate Loan prior to the end of an Interest Period, there shall be due at the time of any such prepayment the Prepayment Fee, determined in accordance with Form 51-6325, which shall be attached as Exhibit 1 to the Revolving Note.

    3.5 REVERSION TO FLOATING. The Revolving Note shall bear interest at the Reference Rate unless a Fixed Rate is specifically selected. At the termination of any Interest Period each Fixed Rate Loan shall revert to a Floating Rate Loan unless Borrower directs otherwise pursuant to Section 3.2.

    3.6 INABILITY TO PARTICIPATE IN MARKET. If Bank in good faith cannot participate in the Eurodollar market for legal or practical reasons, the Adjusted LIBOR Rate shall cease to be a Fixed Rate option. Bank shall notify Borrower of and when it again becomes legal or practical to participate in the Eurodollar market, at which time the Adjusted LIBOR Rate shall resume being a Fixed Rate option.

    3.7 COSTS. Borrower shall, as to LIBOR Rate Loans, reimburse Bank for all costs, taxes, and expenses, and defend and hold Bank harmless for any liabilities, which Bank may incur as a consequence of any changes in the cost of participating in, or in the laws or regulations affecting, the Eurodollar market, including any additional reserve requirements, except to the extent such costs are already calculated into the Adjusted LIBOR Rate. This covenant shall survive this Agreement and the payment of the Revolving Note.

    3.8 BASIS OF QUOTES. Borrower acknowledges that Bank may or may not in any particular case actually match-fund a Fixed Rate Loan. FDIC assessments, and Federal Reserve Board reserve requirements, if any are assessed, will be based on Bank's best estimates of its marginal cost for each of these items. Whether such estimates in fact represent the actual cost to Bank for any particular dollar or Eurodollar deposit or any Fixed Rate Loan will depend upon how Bank actually chooses to fund the Fixed Rate Loan. By electing a Fixed Rate, Borrower waives any right to object to Bank's means of calculating the Fixed Rate quote accepted by Borrower.

                                   ARTICLE 4
                              CONDITIONS OF LENDING

    Bank's obligation to make the initial Advance is subject to the conditions precedent listed in Sections 4.1 through 4.3, and to make subsequent Advances is subject to the conditions precedent listed in Sections
4.4 and 4.5, unless waived by Bank in writing:

    4.1 AUTHORIZATION. Borrower shall have delivered to Bank a certified copy of the resolution of Borrower's board of directors authorizing the transactions contemplated by this Agreement and the execution, delivery, and performance of all Loan Documents, together with appropriate certificates of incumbency.

    4.2 DOCUMENTATION. Borrower shall have executed and delivered to Bank all documents to reflect the existence of the Obligations.

    4.3 PROOF OF INSURANCE. Proof of insurance as required by Section 6.10 has been provided to Bank.

    4.4 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Borrower in the Loan Documents and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

    4.5 COMPLIANCE. No Default or other event which, upon notice or lapse of time or both would constitute a Default, shall have occurred and be continuing, or shall exist after giving effect to the advance of credit to be made.

                                   ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES

    To induce Bank to enter into this Agreement, Borrower represents, warrants, and covenants to Bank as follows:

    5.1 EXISTENCE. Borrower is in good standing as a corporation under the laws of the state of its incorporation, has the power, authority, and legal right to own and operate its property or lease the property it operates and to conduct its current business; and is qualified to do business and is in good standing in all other jurisdictions where the ownership, lease, or operation of its property or the conduct of its business requires such qualification.

    5.2 ENFORCEABILITY. The Loan Documents, when executed and delivered by Borrower, shall be enforceable against Borrower in accordance with their respective terms.

    5.3 NO LEGAL BAR. The execution, delivery, and performance by Borrower of the Loan Documents, and the use of the loan proceeds, shall not violate any existing law or regulation applicable to Borrower; any ruling applicable to Borrower of any court, arbitrator, or governmental agency or body of any kind; Borrower's articles of incorporation or bylaws; any security issued by Borrower; or any mortgage, indenture, lease, contract, undertaking, or other agreement to which Borrower is a party or by which Borrower or any of its property may be bound.

    5.4 FINANCIAL INFORMATION. By submitting each of the financial statements required by Subsection 6.5(a) and 6.5(b), Borrower is deemed to represent and warrant that: (a) such statement is complete and correct and fairly presents the financial condition of Borrower as of the date of such statement; (b) such statement discloses all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and (c) such statement has been prepared in accordance with GAAP. As of this date, there has been no adverse change in Borrower's financial condition since preparation of its December 31, 1996 fiscal year end financial statement which would materially impair Borrower's ability to repay the Obligations.

    5.5 LIENS AND ENCUMBRANCES. As of this date, Borrower has good and marketable title to its property free and clear of all security interests, liens, encumbrances, or rights of others, except as disclosed in writing to Bank, and except for taxes which are not yet delinquent and for conditions, restrictions, easements, and rights of way of record which do not materially affect the use of any of Borrower's property.

    5.6 LITIGATION. Except as disclosed in writing to Bank, there is no threatened (to Borrower's knowledge) or pending litigation, investigation, arbitration, or administrative action which may materially adversely affect Borrower's business, property, operations, or financial condition.

    5.7 PAYMENT OF TAXES. Borrower has filed or caused to be filed all tax returns when required to be filed; and has paid all taxes, assessments, fees, licenses, excise taxes, franchise taxes, governmental liens, penalties, and other charges levied or assessed against Borrower or any of its property imposed on it by any governmental authority, agency, or instrumentality that are due and payable (other than those returns or payments of which the amount, enforceability, or validity are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on Borrower's books).

    5.8 EMPLOYEE BENEFIT PLAN. Borrower is in compliance in all respects with the provisions of ERISA and the regulations and published interpretations thereunder. Borrower has not engaged in any acts or omissions which would make Borrower liable to the Plan, to any of its participants, or to the Internal Revenue Service, under ERISA.

    5.9 MISREPRESENTATIONS. No information, exhibits, data, or reports furnished by Borrower or delivered to Bank in connection with Borrower's application for credit misstates any material fact, or omits any fact necessary to make such information, exhibits, data, or reports not misleading.

    5.10 NO DEFAULT. Borrower is not in default in any Loan Document, or in any contract, agreement, or instrument to which it is a party.

    5.11 NO BURDENSOME RESTRICTIONS. No contract or other instrument to which Borrower is a party, or order, award, or decree of any court, arbitrator, or governmental agency, materially impairs Borrower's ability to repay the Obligations.

                                   ARTICLE 6
                              AFFIRMATIVE COVENANTS

    So long as this Agreement shall remain in effect, or any liability exists under the Loan Documents, Borrower shall:

    6.1 USE OF PROCEEDS. Use the proceeds of the Revolving Loan for working capital or other general purposes. Borrower shall not use any Advances to:

        (a) knowingly purchase Ineligible Securities from BA Securities, Inc. (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities; or

        (b) knowingly purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger; or

        (c) make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of Borrower or any affiliate of Borrower.

    6.2 TANGIBLE NET WORTH. Maintain a Tangible Net Worth, determined as of each quarter end, of not less than $100,000,000.

    6.3 CURRENT RATIO. Maintain a ratio of Current Assets to Current Liabilities, determined as of each quarter end, of not less than 1.5 to 1.

    6.4 DEBT RATIO. Maintain a ratio of Debt to Tangible Net Worth, determined as of each quarter end, of not more than 2.0 to 1.

    6.5 FINANCIAL INFORMATION. Maintain a standard system of accounting in accordance with GAAP and furnish to Bank the following:

        (a) Quarterly Financial Statements. As soon as publicly available and, in any event, within 45 days after the end of each quarter except the last fiscal quarter of each fiscal year, a copy of the consolidated statement of income and retained earnings of Borrower for the quarter and for the current fiscal year through such quarter, and for each such quarter a copy of the consolidated balance sheet, consolidated statement of shareholders' equity, and consolidated statement of cash flow of Borrower as of the end of such quarter, setting forth, in each case, in comparative form, figures for the corresponding period of the preceding fiscal year, all in reasonable detail and satisfactory in scope to Bank, prepared by the chief financial officer of Borrower, and in form and substance satisfactory to Bank;

        (b) Annual Financial Statements. As soon as publicly available and, in any event, within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet, consolidated statement of income and retained earnings, consolidated statement of shareholders' equity, and consolidated statement of cash flow of Borrower for such year, setting forth in each case, in comparative form, corresponding figures from the preceding annual statements, each audited by independent certified public accountants of recognized standing selected by Borrower certifying that such statement is complete and correct, fairly presents without qualification the financial condition of Borrower for such period, is prepared in accordance with GAAP, and has been audited in conformity with generally accepted auditing standards;

        (c) Other Certificates. Together with the delivery of the financial statements required by Subsection 6.5(a) and 6.5(b), a certificate of the chief financial officer of Borrower, in the form of Exhibit B attached; and

        (d) Additional Financial Information. As soon as available and, in any event, within ten days after request, such other data, information, or documentation as Bank may reasonably request.

    6.6 MAINTENANCE OF EXISTENCE. Preserve and maintain its existence, powers, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in each jurisdiction in which its presence is necessary or desirable in view of its business, operations, or ownership of its property. Borrower shall also maintain and preserve all of its property which is necessary or useful in the proper course of its business, in good working order and condition, ordinary wear and tear excepted.

    6.7 BOOKS AND RECORDS. Keep accurate and complete books, accounts, and records in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of Borrower.

    6.8  NOTICE OF EVENTS.  Furnish Bank prompt written notice of:

        (a) Proceedings. Any proceeding instituted by or against Borrower in any court or before any commission or regulatory body, or any proceeding threatened against it in writing by any governmental agency which if adversely determined would have a material adverse effect on Borrower's business, property, or financial condition, or where the amount involved is $1,000,000 or more and not covered by insurance;

        (b) Material Development. Any material development in any such proceeding referred to in Subsection 6.8(a);

        (c) Defaults. Any accident, event, or condition which is or, with notice or lapse of time or both, would constitute a Default, or a default under any other agreement to which Borrower is a party; and

        (d) Adverse Effect. Any other action, event, or condition of any nature which could result in a material adverse effect on the business, property, or financial condition of Borrower.

    6.9 PAYMENT OF DEBTS AND TAXES. Pay all Debt and perform all obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, its property, or revenues prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies, or otherwise which, if unpaid, might become a lien or charge upon Borrower's property. Borrower shall not, however, be required to pay or discharge any such tax, assessment, charge, levy, or claim so long as its enforceability, amount, or validity is contested in good faith by appropriate proceedings.

    6.10 INSURANCE. Maintain commercially adequate levels of coverage with financially sound and reputable insurers, including, without limitation:

        (a) Property Insurance. Insurance on all property of a character usually insured by organizations engaged in the same or similar type of business as Borrower against all risks, casualties, and losses through extended coverage or otherwise and of the kind customarily insured against by such organizations;

        (b) Liability Insurance. Public liability insurance against tort claims which may be asserted against Borrower; and

        (c) Additional Insurance. Such other insurance as may be required by law.

                                   ARTICLE 7
                               NEGATIVE COVENANTS

    So long as this Agreement shall remain in effect, or any liability shall exist under the Loan Documents, Borrower shall not, without prior written consent of Bank, which consent shall not be unreasonably withheld:

    7.1 LIENS AND ENCUMBRANCES. Create, incur, or assume, or agree to create, incur, or assume any lien, whether consensual or nonconsensual, on any of its property, or to enter into any lease with respect to any of its property except liens or leases securing obligations not exceeding, in the aggregate, 10% of the book value of Borrower's total assets.

    7.2 DISPOSITION OF ASSETS. Sell, transfer, lease, or otherwise assign or dispose of portions of its property to any Person, outside the ordinary course of business, which in the aggregate exceed 10% of the book value of Borrower's total assets.

    7.3 MERGERS. Become a party to any merger, consolidation, or like corporate change, or make any substantial transfer or contribution to, or material investment in, stock, shares, or licenses of any Person, except for acquisitions not exceeding, in the aggregate, 15% of the book value of Borrower's total assets.

    7.4 CAPITAL STRUCTURE. Purchase, retire, or redeem any of its capital stock or otherwise effect any change in Borrower's capital structure, in excess of 5% of the outstanding shares in the aggregate in any one fiscal year.

    7.5 WAGE AND HOUR LAWS. Intentionally violate the federal Fair Labor Standards Act or any comparable state wage and hour law, with all violations to be promptly corrected.

    7.6 ERISA. Engage in any act or omission which would make Borrower liable under ERISA to the Plan, to any of its participants, or to the Internal Revenue Service.

    7.7 DISSOLUTION. Adopt any agreement or resolution for dissolving, terminating, or substantially altering Borrower's present business activities.

    7.8 BUSINESS ACTIVITIES. Engage or enter into any material activity which is unusual to Borrower's existing business.

                                   ARTICLE 8
                       EVENTS AND CONSEQUENCES OF DEFAULT

    8.1 EVENTS OF DEFAULT. Any of the following events shall, at the option of Bank and at any time without regard to any previous knowledge on the part of Bank, constitute a default by Borrower under the terms of this Agreement, the Revolving Note, and all other Loan Documents ("Default"):

        (a) Nonpayment. Any payment or reimbursement due or demanded under this Agreement or any Loan Document is not made within five days of the date when due;

        (b) Breach of Warranty. Any representation or warranty made in connection with this Agreement or any other Loan Document, or any certificate, notice, or report furnished pursuant hereto, is determined by Bank to be false in any respect when made, and is relied upon by Bank to its detriment;

        (c) Failure to Perform. Any other term, covenant, or agreement contained in any Loan Document is not performed or satisfied, and, if remediable, such failure continues unremedied for 30 days after written notice thereof has been given to Borrower by Bank;

        (d) Defaults on Other Obligations. There exists a default in the performance of any other agreement or obligation for the payment of borrowed money, for the deferred purchase price of property or services, or for the payment of rent under any lease, if all such obligations in default, when taken together, exceed $500,000;

        (e) Loss, Destruction, or Condemnation of Property. A material portion of Borrower's property is affected by any uninsured loss, damage, destruction, theft, sale, or encumbrance other than created herein or is condemned, seized, or appropriated, the effect of which materially impairs Borrower's financial condition or its ability to pay its debts as they come due;

        (f) Attachment Proceedings and Insolvency. Borrower or any of Borrower's property is affected by any:

             (i) Judgment lien, execution, attachment, garnishment, general assignment for the benefit of creditors, sequestration, or forfeiture, to the extent Borrower's financial condition or its ability to pay its debts as they come due is thereby materially impaired; or

            (ii) Proceeding under the laws of any jurisdiction relating to receivership, insolvency, or bankruptcy, whether brought voluntarily or involuntarily by or against Borrower, including, without limitation, any reorganization of assets, deferment or arrangement of debts, or any similar proceeding, and, if such proceeding is involuntarily brought against Borrower, it is not dismissed within 60 days;

        (g) Judgments. Final judgment on claims not covered by insurance which, together with other outstanding final judgments against Borrower, exceeds $100,000, is rendered against Borrower and is not discharged, vacated, or reversed, or its execution stayed pending appeal, within 60 days after entry, or is not discharged within 60 days after the expiration of such stay; or

       (h) Government Approvals. Any governmental approval, registration, or filing with any governmental authority, now or later required in connection with the performance by Borrower of its obligations under the Loan Documents, is revoked, withdrawn, or withheld, or fails to remain in full force and effect, except Borrower shall have 60 days after notice of any such event to take whatever action is necessary to obtain all necessary approvals, registrations, and filings.

    8.2 REMEDIES UPON DEFAULT. If any Default occurs and is continuing, Bank may at its option, by notice to Borrower:

        (a) Terminate Commitments. Refuse to make further Advances;

        (b) Accelerate. Declare the Revolving Note, together with all accrued interest, to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower;

        (c) Setoff. Exercise its right of setoff against deposit accounts of Borrower with Bank; and/or

        (d) All Remedies. Pursue all available legal and equitable remedies.

    All of Bank's rights and remedies in all Loan Documents shall be cumulative and can be exercised separately or concurrently.

    8.3 ALLEGED DEFAULT BY BANK. In the event that Borrower at any time concludes that Bank has defaulted in any respect under this Agreement or any of the Loan Documents, Borrower shall promptly give notice thereof to Bank and provide Bank with a period of not less than 30 days in which to cure such alleged default; provided, however, that in no event shall this Section 8.3 or the Borrower's giving such notice to Bank extend the time period(s) granted to the Borrower to cure any Default under Section 8.1(c). Failure of the Borrower to provide such notice to Bank shall waive the Borrower's right to assert a claim against Bank for such alleged default.

                                   ARTICLE 9
                                 MISCELLANEOUS

    9.1  MANNER OF PAYMENTS.

        (a) Payments on Nonbusiness Days. Whenever any event is to occur or any payment is to be made under any Loan Document on any day other than a Business Day, such event may occur or such payment may be made on the next succeeding Business Day and such extension of time shall be included in computation of interest in connection with any such payment.

        (b) Payments. All payments and prepayments to be made by Borrower shall be made to Bank when due, at Bank's office as may be designated by Bank, without offsets or counterclaims for any amounts claimed by Borrower to be due from Bank, in U.S. dollars and in immediately available funds.

        (c) Application of Payments. All payments made by Borrower shall be applied first against fees, expenses, and indemnities due; second, against interest due; and third, against principal, with Bank having the right, after a Default which is continuing, to apply any payments or collections received against any one or more of the Obligations in any manner which Bank may choose.

        (d) Recording of Payments. Bank is authorized to record on a schedule or computer-generated statement the date and amount of each Advance, all conversions between interest rate options, and all payments of principal and interest. All such schedules or statements shall constitute prima facie evidence of the accuracy of the information so recorded, with Borrower to have 10 days from receipt of any such schedule or statement to object to the calculations therein.

    9.2 NOTICES. Bank may make Advances and conversions between interest rates based on telephonic, telex, and oral requests made by any Person whom Bank in good faith believes to be authorized to act on behalf of Borrower. All other notices, demands, and other communications to be given pursuant to any of the Loan Documents shall be in writing and shall be deemed received the earlier of when actually received, or two days after being mailed, postage prepaid and addressed as follows, or as later designated in writing:

Bank:                                  Borrower:

SEAFIRST BANK                          EXPEDITORS INTERNATIONAL
Northwest National Division             OF WASHINGTON, INC
701 Fifth Ave., 12th Floor             999 Third Avenue, Suite 2500
Seattle, Washington 98104              Seattle, Washington 98104
Attention: Stanley S. Diddams          Attention: R. Jordan Gates

    9.3 COLLECTION EXPENSES. The nonprevailing party shall pay, reimburse, and indemnify the prevailing party for all of its costs, expenses, and reasonable attorneys' fees (including the allocated cost of in-house counsel) incurred in connection with any controversy or claim between Bank and Borrower, arising from or relating to this Agreement or any of the other Loan Documents, or arising from an alleged tort relating to the transactions reflected in the Agreement, whether or not suit is brought or arbitration commenced, and including any costs, expenses, and attorneys' fees incurred in any bankruptcy or arbitration proceeding, or in the course of exercising any judicial or nonjudicial remedies.

    9.4 WAIVER. No failure to exercise and no delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. Further, no waiver or indulgence by Bank of any Default shall constitute a waiver of Bank's right to declare a subsequent similar failure or event to be a Default.

    9.5 ASSIGNMENT. This Agreement is made expressly for the sole benefit of Borrower and for the protection of Bank and its successors and assigns. The rights of Borrower hereunder shall not be assignable by operation of law or otherwise, without the prior written consent of Bank.

    9.6 MERGER. The rights and obligations set forth in this Agreement shall not merge into or be extinguished by any of the Loan Documents, but shall continue and remain valid and enforceable. This Agreement and the other Loan Documents constitute Bank's entire agreement with Borrower, and supersede all prior writings and oral negotiations. No oral or written representation, covenant, commitment, waiver, or promise of either Bank or Borrower shall have any effect, whether made before or after the date of this Agreement, unless contained in this Agreement or another Loan Document, or in an amendment complying with Section 9.7. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

    9.7 AMENDMENTS. Any amendment or waiver of, or consent to any departure by Borrower from any provision of, this Agreement shall be in writing signed by each party to be bound thereby, and shall be effective only in the specific instance and for the specific purpose for which given.

    9.8  MANDATORY ARBITRATION.

        (a) At the request of either Bank or Borrower, any controversy or claim between Bank and Borrower, arising from or relating to this Agreement or any of the other Loan Documents, or arising from an alleged tort, shall be settled by arbitration in Seattle, Washington. The United States Arbitration Act shall apply even though this Agreement is otherwise governed by Washington law. The proceedings shall be administered by the American Arbitration Association under its commercial rules of arbitration. Any controversy over whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction over the parties. The institution and maintenance of an action for judicial relief or pursuit of an ancillary or provisional remedy shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration if such action for judicial relief is contested. For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this subsection is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this subsection is subject to any applicable statute of limitations. The arbitrator(s) will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. The parties consent to the joinder of any guarantor, hypothecator, or other party having an interest relating to the claim or controversy being arbitrated in any proceedings under this Section.

        (b) Notwithstanding the provisions of subsection 9.8(a), no controversy or claim shall be submitted to arbitration without the consent of all parties if at the time of the proposed submission, such controversy or claim arises from or relates to an obligation secured by real property.

        (c) No provision of this subsection shall limit the right of Borrower or Bank to exercise self-help remedies such as set-off, foreclosure, retention or sale of any collateral, or obtaining any ancillary, provisional, or interim remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration proceeding. The exercise of any such remedy does not waive the right of either party to request arbitration.

    9.9 CONSTRUCTION. Each term of this Agreement and each Loan Document shall be binding to the extent permitted by law and shall be governed by the laws of the State of Washington, excluding its conflict of laws rules. If one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain effective and enforceable. If there is a conflict among the provisions of any Loan Documents, the provisions of this Agreement shall be controlling. The captions and organization of this Agreement are for convenience only, and shall not be construed to affect any provision of this Agreement.

    DATED as of the 31st day of March, 1997.

Borrower:                              Bank:

EXPEDITORS INTERNATIONAL               SEAFIRST BANK
OF WASHINGTON, INC.

BY                                     BY /s/ Stan Diddams
  -----------------------------          --------------------------------

TITLE                                  TITLE  Vice President
     ---------------------------             ----------------------------

                         EXHIBIT A TO CREDIT AGREEMENT

                                                        DUE: March 30, 1998
                                 REVOLVING NOTE
                   EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

$30,000,000.00                                        Dated: March 31, 1997
                                                        Seattle, Washington

    EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. ("Maker") unconditionally promises to pay to the order of Bank of America National Trust and Savings Association, doing business as SEAFIRST BANK ("Bank") at its Northwest National Division office, on or before March 30, 1998, in immediately available funds, the principal sum of Thirty Million Dollars ($30,000,000.00), or such lesser sum as may be advanced hereunder, together with interest on the daily unpaid principal balance from the date of each Advance until paid in full in accordance with the terms, conditions, and definitions of the Credit Agreement dated as of March 31, 1997 ("Agreement") between Maker, as Borrower, and Bank.

    This Note is the Revolving Note referred to in the Agreement, and the Agreement is incorporated herein. Also incorporated herein is Exhibit 1 attached hereto, regarding prepayment fees.

    If all or any portion of the principal amount or any installment of interest is not paid when due, and such default is not cured within the applicable grace, notice, and/or cure periods provided for in the Agreement, the entire unpaid principal amount of this Note, together with all accrued interest, shall become immediately due and payable at the option of the holder hereof, with interest accruing from the date of default at a fluctuating rate per annum equal to three percent (3%) above the Reference Rate, as it may vary from time to time.

    Advances under this Note may be made by Bank at the oral or written request of R. Jordan Gates or Charles J. Lynch, any one acting alone, who are authorized to request Advances and direct the disposition of any such Advances until written notice of the revocation of such authority is received by Bank at its office indicated above. Any such Advance shall be conclusively presumed to have been made to or for the benefit of Maker when made in accordance with such requests and directions, or when said Advances are deposited to the credit of an account of Maker with Bank, regardless of the fact that persons other than those authorized under this paragraph may have authority to draw against such account.

    Except as otherwise expressly set forth in the Agreement, Maker hereby waives presentment, demand, protest, and notice of dishonor hereof. Each party signing or endorsing this Note signs as maker and principal, and not as guarantor, surety, or accommodation party; and is estopped from asserting any defense based on any capacity other than maker or principal.

    This Note shall be governed by and construed in accordance with the laws of the State of Washington.

                                       EXPEDITORS INTERNATIONAL
                                         OF WASHINGTON, INC.




                                       BY        DO NOT SIGN
                                          ----------------------------

                                       TITLE    SPECIMEN ONLY
                                             -------------------------

                        Exhibit 1--PREPAYMENT FEES

    If the principal balance of this note is prepaid in whole or in part, whether by voluntary prepayment, operation of law, acceleration or otherwise, a prepayment fee, in addition to any interest earned, will be immediately payable to the holder of this note.

    The amount of the prepayment fee depends on the following:

(1) The amount by which interest reference rates as defined below have changed between the time the loan is prepaid and either a) the time the loan was made for fixed rate loans, or b) the time the interest rate last changed (repriced) for variable rate loans.
(2) A prepayment fee factor (see "Prepayment Fee Factor Schedule" on reverse).
(3) The amount of principal prepaid.

    If the proceeds from a CD or time deposit pledged to secure the loan are used to prepay the loan resulting in payment of an early withdrawal penalty for the CD, a prepayment fee will not also be charged under the loan.

       DEFINITION OF PREPAYMENT REFERENCE RATE FOR VARIABLE RATE LOANS

    The "Prepayment Reference Rate" used to represent interest rate levels for variable rate loans shall be the index rate used to determine the rate on this loan having maturities equivalent to the remaining period to interest rate change date (repricing) of this loan rounded upward to the nearest month. The "Initial Prepayment Reference Rate" shall be the Prepayment Reference Rate at the time of last repricing and a new Initial Prepayment Reference Rate shall be assigned at each subsequent repricing. The "Final Prepayment Reference Rate" shall be the Prepayment Reference Rate at the time of prepayment.

         DEFINITION OF PREPAYMENT REFERENCE RATE FOR FIXED RATE LOANS

    The "Prepayment Reference Rate" used to represent interest rate levels on fixed rate loans shall be the bond equivalent yield of the average U.S. Treasury rate having maturities equivalent to the remaining period to maturity of this loan rounded upward to the nearest month. The "Initial Prepayment Reference Rate" shall be the Prepayment Reference Rate at the time the loan was made. The "Final Prepayment Reference Rate" shall be the Prepayment Reference Rate at time of prepayment.

    The Prepayment Reference Rate shall be interpolated from the yields as displayed on Page 119 of the Dow Jones Telerate Service (or such other page or service as may replace that page or service for the purpose of displaying rates comparable to said U.S. Treasury rates) on the day the loan was made (Initial Prepayment Reference Rate) or the day of prepayment (Final Prepayment Reference Rate).

    An Initial Prepayment Reference Rate of   N/A  % has been assigned to this
                                            -------
loan to represent interest rate levels at origination.

                         CALCULATION OF PREPAYMENT FEE

    If the Initial Prepayment Reference Rate is less than or equal to the Final Prepayment Reference Rate, there is no prepayment fee.

    If the Initial Prepayment Reference Rate is greater than the Final Prepayment Reference Rate, the prepayment fee shall be equal to the difference between the Initial and Final Prepayment Reference Rates (expressed as a decimal), multiplied by the appropriate factor from the Prepayment Fee Factor Schedule, multiplied by the principal amount of the loan being prepaid.

Form 51-6325: Page 1 of 2

                     EXAMPLE OF PREPAYMENT FEE CALCULATION

    Variable Rate Loan: A non-amortizing 6-month LIBOR based loan with principal of $250,000 is fully prepaid with 3 months remaining until next interest rate change date (repricing). An Initial Prepayment Reference Rate of 7.0% was assigned to the loan at last repricing. The Final Prepayment Reference Rate (as determined by the 3-month LIBOR index) is 6.5%. Rates therefore have dropped 0.5% since last repricing and a prepayment fee applies. A prepayment fee factor of 0.31 is determined from Table 3 below and the prepayment fee is computed as follows:

        Prepayment Fee = (0.07 -- 0.065) x (0.31) x ($250,000) = $387.50

    Fixed Rate Loan: An amortizing loan with remaining principal of $250,000 is fully prepaid with 24 months remaining until maturity. An Initial Prepayment Reference Rate of 9.0% was assigned to the loan when the loan was made. The Final Prepayment Reference Rate (as determined by the current 24-month U.S. Treasury rate on Page 119 of Telerate) is 7.5%. Rates therefore have dropped 1.5% since the loan was made and a prepayment fee applies. A prepayment fee factor of 1.3 is determined from Table 1 below and the prepayment fee is computed as follows:

        Prepayment Fee = (0.09 -- 0.075) x (1.3) x ($250,000) = $4,875


                         PREPAYMENT FEE FACTOR SCHEDULE

                                        TABLE I: FULLY AMORTIZING LOANS

PROPORTION OF REMAINING
PRINCIPAL AMOUNT BEING PREPAID                       MONTHS REMAINING TO MATURITY/REPRICING1
-------------------------------------------------------------------------------------------------------------
                 0      3      6      9     12     24     36     48     60     84     120     240     360
-------------------------------------------------------------------------------------------------------------
90-100%...       0    .21    .36    .52    .67    1.3    1.9    2.5    3.1    4.3     5.9    10.3     13.1
60-89%....       0    .24    .44    .63    .83    1.6    2.4    3.1    3.9    5.4     7.5    13.2     17.0
30-59%....       0    .28    .53    .78   1.02    2.0    3.0    4.0    5.0    7.0     9.9    18.5     24.4
0-29%.....       0    .31    .63    .92   1.22    2.4    3.7    5.0    6.3    9.0    13.4    28.3     41.8


                                  TABLE II: PARTIALLY AMORTIZING (BALLOON) LOANS

PROPORTION OF REMAINING PRINCIPAL
AMOUNT BEING PREPAID                                 MONTHS REMAINING TO MATURITY/REPRICING1
-------------------------------------------------------------------------------------------------------------
                 0      3      6      9     12     24     36     48     60      84    120     240      360
-------------------------------------------------------------------------------------------------------------
90-100%...       0    .26    .49    .71    .94    1.8    2.7    3.4    4.2     5.6    7.4    11.6     14.0
60-89%....       0    .30    .59    .86   1.15    2.2    3.3    4.3    5.3     7.1    9.4    15.0     18.1
30-59%....       0    .31    .63    .95   1.27    2.6    3.9    5.3    6.6     9.1   12.6    21.2     26.2
0-29%.....       0    .31    .63    .95   1.27    2.6    4.0    5.4    7.0    10.2   15.7    33.4     46.0


                                  ABLE III: NONAMORTIZING (INTEREST ONLY) LOANS

PROPORTION OF REMAINING PRINCIPAL
AMOUNT BEING PREPAID                                 MONTHS REMAINING TO MATURITY/REPRICING1
-------------------------------------------------------------------------------------------------------------
                 0      3      6      9     12     24     36     48     60      84    120     240      360
-------------------------------------------------------------------------------------------------------------
0-100%...        0    .31    .61    .91   1.21    2.3    3.4    4.4    5.3     6.9    8.9    13.0     14.8


(1) For the remaining period to maturity/repricing between any two maturities/repricings shown in the above schedules, interpolate between the corresponding factors to the closest month.

    The holder of this note is not required to actually reinvest the prepaid principal in any U.S. Government Treasury Obligations, or otherwise prove its actual loss, as a condition to receiving a prepayment fee as calculated above.

Form 51-6325: Page 2 of 2

                         EXHIBIT B TO CREDIT AGREEMENT

            [Form of Certificate to be sent with financial reports]

[Date]

Seafirst Bank
Northwest National Division
701 Fifth Ave., 12th Floor
Seattle, Washington 98104
Attention: Stan Diddams

Re: Certificate of Chief Financial Officer

Ladies and Gentlemen:

    With respect to that certain Credit Agreement between Expeditors International of Washington, Inc. ("Borrower") and Bank of America National Trust and Savings Association, doing business as Seafirst Bank ("Bank") dated March 31, 1997 (the "Agreement"), we hereby represent to you the following (capitalized terms used in this certificate shall have the same meaning as in the Agreement):

    1. Enclosed are financial statements required by Section 6.5 of the Agreement.

    2. As of the date of such financial statements, Borrower's Tangible Net
Worth is $         .
          ---------

    3. As of the date of such financial statements, Borrower's ratio of
Current Assets to Current Liabilities is       .
                                         ------

    4. As of the date of such financial statements, Borrower's ratio of Debt
to Tangible Net Worth is     .
                        -----

    5. Such financial statements are complete and correct, fairly present, without qualification, the financial condition of Borrower for such period, and are prepared in accordance with GAAP;

    6. No Default exists, nor any event which, with lapse of time or upon the giving of notice would constitute a Default under the Agreement.

SINCERELY,

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.



By
   -----------------------------------
   Chief Financial Officer